Exhibit 99.1

NEWS RELEASE

NABUFIT Global, Inc.	For Immediate Release
626 East 1820 North
Orem, Utah 84097

NABUFIT Global, Inc. Announces the sale of 1,504,050 shares of its Common Stock
Orem, Utah. On July 15, 2016, NABUFIT Global, Inc. ("NABUFIT" or the "Company"), (OTCQB: NBFT) announced the closing of the sale of 1,504,050 shares ("Shares") of its common stock for US$1,383,726. The sale of the Shares was made pursuant to one or more subscription agreements dated on or about June 29, 2016.

The Company completed a placement of the Shares to one unrelated individual and nine unrelated entities. In addition, Jan Bech Anderson, a controlling shareholder of current Company shareholder Voluntas A/S, purchased 403,260 shares and, as a result, Mr. Bech Anderson will control more than 5% of the Company's outstanding shares.

The Company is authorized to issue 100,000,000 common shares. Prior to this placement the Company had 19,437,236 shares issued and outstanding. Following this placement, there will be 20,941,286 shares issued and outstanding.

These Shares were offered and sold pursuant to a Registration Statement No. 333-210325, effective June 13, 2016.

Brian Mertz; CEO said: "This infusion of capital will allow the Company to move forward to complete its website portal, attract additional notable athletic ambassadors, and begin revenue generating activities."

About NABUfit Global Inc.

NABUFIT Global, Inc. (www.nabufitglobal.com) is a US public company (NBFT, OTCQB) . NABUFIT Global ApS is a wholly owned subsidiary of NABUFIT Global, Inc. with headquarters in Denmark which is developing a state-of-the-art online fitness platform and a mobile app that connect to existing and future monitoring devices (wearables etc.).

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Contact:                 NABUFIT Global, Inc.
Brian Mertz, CEO
+4523903300

Bob Bench, CFO
801-362-2115
                                bobbench@nabufit.com